Exhibit 12
LIMITED GUARANTEE
     Limited Guarantee, dated as of January 11, 2009 (this “Limited Guarantee”), by ZAM Holdings, L.P. (the “Guarantor”), in favor of Aladdin Knowledge Systems Ltd. (the “Guaranteed Party”).
     1. Limited Guarantee.
          a. Limited Guarantee. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of January 11, 2009, (as it may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Magic Lamp Corp., a Delaware corporation (“Parent”), Jasmine Merger Corp Ltd (“Merger Sub”), a Israeli company and wholly-owned subsidiary of Parent and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving as a wholly-owned subsidiary of Parent (the “Merger”), the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment of 42.238% of the payment obligations of Parent and Merger Sub arising under the Merger Agreement, including, without limitation, Parent’s or Merger Sub’s payment obligations with respect to the Parent Termination Fee, if, and to the extent Parent is required to satisfy any payment obligations arising under the Merger Agreement (such payment obligations of Parent or Merger Sub arising under the Merger Agreement are referred to as the “Obligations”) (but, for the avoidance of doubt, the Obligations shall exclude any payment obligations with respect to Sections 7.17 and 9.5(c)(i)(B) of the Merger Agreement; provided, that in no event shall the Guarantor’s liability under this Limited Guarantee exceed the sum of (x) $4,223,800 plus (y) 42.238% of any amount payable pursuant to Section 14 (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap and is expressly limited thereto. Upon receipt of a claim for payment of the Obligations prior to the Termination Date, which such claim shall set forth in reasonable detail the basis for such claim, all sums payable by the Guarantor hereunder shall be paid in immediately available funds. In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to 42.238% of the Obligations (subject to the Cap), and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for 42.238% of the Obligations (subject to the Cap), regardless of whether action is brought against Parent, Merger Sub or any other guarantor pursuant to an Other Guarantee (as defined below) or whether Parent, Merger Sub or any Other Guarantor is joined in any such action or actions. Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (each an “Other Guarantor”) are also entering into limited guarantees (each, an “Other Guarantee”) with the Guaranteed Party.
          b. Procedures/Overall Limit. If the Guaranteed Party seeks to collect or enforce the collection from the Guarantor of an amount hereunder in excess of $3,336,100 (the “Base Amount”) then, notwithstanding any other term or condition hereof expressly or impliedly to the contrary (including, without limitation, that the Cap exceeds the Base Amount), as a condition precedent to the Guaranteed Party’s right to collect such excess, the Guaranteed Party must:

Exhibit 12
i.	first make written demand on each Other Guarantor to pay the amount of the Obligations that each such Other Guarantor is obligated to pay under its respective Other Guarantee, which, in the case of the Other Guarantee executed by Vector Capital IV, L.P. (the “Other Backstop Guarantor”) shall be limited to the Base Amount under such Other Guarantee; and

ii.	if such written demand has not been honored in full by such Other Guarantors in full within fifteen (15) days of the making thereof, institute a suit in accordance with Section 11 of such Other Guarantee against each Other Guarantor that has not paid in full the amounts owing under such Other Guarantee demanding payment thereunder.
          For the avoidance of doubt, following taking the steps above the Guarantor shall be required to pay amounts exceeding the Base Amount (subject to the Cap) notwithstanding the status of the suit referred to in clause (ii) above. In no event shall the Guaranteed Party be entitled to collect more than $10,000,000 plus 100% of any amount payable pursuant to Section 14 in the aggregate under this Limited Guarantee and the Other Guarantees (the “Maximum Collection Amount”), and, if the Guaranteed Party collects or receives any amount in excess of the Maximum Collection Amount, it shall promptly remit to the Guarantor any portion of such excess paid by the Guarantor. To the extent that one or more of the Other Guarantors (other than the Other Backstop Guarantor) makes payment thereunder of its portion of the obligations, then the Cap shall be reduced by 44.481% of such amount, but in no event less than the Base Amount, and any amount payable pursuant to Section 14 reduced by the amount of any expenses reimbursement made by such Other Guarantor.
     2. Nature of Guarantee. Except as set forth in Section 1(b), the Guaranteed Party shall not be obligated to seek payment of the Obligations from any of Parent, Merger Sub, or an Other Guarantor or, in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, file any claim relating to the Obligations, and the failure of the Guaranteed Party to seek such payment or to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This is an irrevocable, absolute and unconditional guarantee of payment and not merely of collectibility.
     3. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person (including any Other Guarantor) interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the

Exhibit 12
Merger Agreement (including any Other Guarantor, subject to the provisions of Section 1(b)); (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, or any other agreement evidencing, securing or otherwise executed in connection with the Obligations; (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor) to or from this Limited Guarantee, any other guarantees, the Merger Agreement, or any related agreement or document; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and Shearman & Sterling LLP in accordance with Section 10.6 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Affiliates (provided, that the Guaranteed Party acknowledges and agrees that neither Parent nor Merger Sub is an Affiliate of the Guaranteed Party), defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.
The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting (and shall not so assert and shall causes its respective Affiliates not to assert in any proceeding not instituted by the Guarantor or its Affiliates) that this Limited Guarantee (or any of the provisions hereof) is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor) that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in

Exhibit 12
connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Limited Guarantee and the Other Guarantees (including any amount payable pursuant to Section 14) shall have been irrevocably and indefeasibly paid in full in cash (such payment, the “Final Payment”). If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of all other amounts payable under this Limited Guarantee and the Other Guarantees (including any amount payable pursuant to Section 14), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations or any amount payable pursuant to Section 14, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligations or any amount payable pursuant to Section 14 thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of any of their payment obligations under the Merger Agreement (other than in connection with any bankruptcy or liquidation proceedings), the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee but only to the same extent Parent and Merger Sub are so relieved. Promptly upon the Guarantor’s making of the Final Payment, if requested by Guarantor, the Guaranteed Party shall assign to the Guarantor 44.481% of its rights to payment and the right to pursue actions under the Other Guarantees, other than the Other Guarantee executed by the Other Backstop Guarantor, and immediately upon making the Final Payment, the Guarantor shall be subrogated to the Guaranteed Party’s rights under the Other Guarantees, excluding the Other Guarantee executed by the Other Backstop Guarantor.
     4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
     5. Representations and Warranties. The Guarantor hereby represents and warrants that:
          a. the Guarantor has full partnership power and authority to execute and deliver this Limited Guarantee and to pay 42.238% of the Obligations (subject to the Cap) in accordance with the terms hereof, no further approval of the Guarantor’s board of directors, investment committees, managers, members, general or limited partners or security holders is required for the execution, delivery and performance of this Limited Guarantee by the Guarantor and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership

Exhibit 12
agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;
          b. all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;
          c. this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms; and
          d. the Guarantor has available, subject only to giving required notices, cash sufficient to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.
     6. No Assignment. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law or as provided herein upon making of the Final Payment) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, that Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of Guarantor or Parent, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder until such liability or obligation is actually performed or satisfied by the assignee by indefeasible payment in full in cash; provided, further, however, that the Guarantor may assign all or a portion of its obligations hereunder in connection with a proportionate assignment of its obligations under, and done pursuant to, the Equity Commitment Letter to which it is a party, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder until such liability or obligation is actually performed or satisfied by the assignee by indefeasible payment in full in cash.
     7. Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt of transmittal is confirmed. All notices hereunder shall be delivered as set forth below or to such other Person or address or facsimile number as a party shall specify by notice in writing to the other party:
if to the Guaranteed Party, to it at:
Aladdin Knowledge Systems Ltd.
35 Efal St.

Exhibit 12
Kiryat Arye, Petach Tikva
Israel 49511
Attention: Chief Financial Officer
Fax: +972-3-978-1010
with a copy (which shall not constitute notice) to:
Herzog, Fox & Neeman
4 Weizmann Street
Tel-Aviv
Israel
Attention: Alon Sahar, Adv.
Fax: +972-3-696-6464
if to the Guarantor, to it at:
ZAM Holdings, Inc.
350 Park Avenue, 11th Floor
New York, New York 10022
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
525 Market Street
San Francisco, California 94105
Attention: Steve L. Camahort
Fax: (415) 616-1440
     8. Continuing Guarantee. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until 42.238% of the Obligations (and, if applicable, any amount payable pursuant to Section 14) has been irrevocably and indefeasibly paid in full by the Guarantor; provided, that if the each Other Guarantor has paid the amount of the Obligations that each such Other Guarantor is obligated to pay under its respective Other Guarantee, the foregoing percentage shall be 33.361%. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent would not be obligated to pay the Parent Termination Fee, (iii) the first anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to pay the Parent Termination Fee if the Guaranteed Party has not presented a claim for payment of any Obligation of Parent or Merger Sub to the Guarantor by such first anniversary or (iv) upon resolution of a claim presented by the Guaranteed Party to the Guarantor for payment of any Obligation of Parent or Merger Sub (or, if such resolution requires the payment of any Obligation, upon the making of such required payment) (the “Termination Date”). Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the

Exhibit 12
Guarantor’s liability or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliates of the Guarantor (other than Parent, Merger Sub, SafeNet or any Other Guarantor) with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions hereof, including Section 1), then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Affiliate of any Guarantor shall have any liability to the Guaranteed Party under this Limited Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Guaranteed Party, then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantor shall immediately pay on demand all reasonable fees and out of pocket expenses of the Guaranteed Party in connection with such litigation or proceeding. Notwithstanding anything in this Limited Guarantee, no amendment to the Merger Agreement which amends the terms pursuant to which the Parent Termination Fee shall become payable shall be effective against the Guarantor for purposes of this Limited Guarantee unless Parent obtains the written consent of the Guarantor to such amendment; provided, that the failure to require strict performance by Parent or Merger Sub of the terms of the Merger Agreement shall not be deemed an amendment to the Merger Agreement.
     9. No Recourse. The Guaranteed Party covenants, agrees and acknowledges that the sole asset (other than cash in a de minimus amount) of Parent is ownership of Merger Sub and that Merger Sub has no assets, and that no additional funds are expected to be paid, lent or contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith and that, notwithstanding that the Guarantor may be a partnership or limited liability company, the Guaranteed Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse or right of recovery hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no liability shall be attached to, any former, current or future director, officer, agent, Affiliate , employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of the Guarantor or any Affiliate thereof or against any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of any of the foregoing (collectively, but not including the Guarantor, Parent or Merger Sub, or any Other Guarantor, each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter), whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable law, or otherwise; provided, however, that for the avoidance of doubt (notwithstanding any implication to the contrary in this Limited Guarantee), in no case shall any of Parent, Merger Sub or any Other Guarantor be deemed to be a Non-Recourse Party; and provided, further, that this sentence shall not limit the ability of the Guaranteed Party to make claims against Parent and Merger Sub with respect to Sections 7.17, 9.5(c) and 10.1 of the

Exhibit 12
Merger Agreement, against SafeNet pursuant to the SafeNet Undertaking or against Jasmine Holdco pursuant to the Confidentiality Agreement or the Jasmine Undertaking. The Guaranteed Party covenants, agrees and acknowledges that recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee and against the Other Guarantors pursuant to the terms of their Other Guarantees shall be the exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor and the Other Guarantors in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letters or the transactions contemplated thereby or otherwise relating thereto, including by piercing of the corporate veil or by a claim by or on behalf of Parent or Merger Sub. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Equity Commitment Letters or the transactions contemplated thereby or otherwise relating thereto, against the Guarantor or any Non-Recourse Party except claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein). Except as expressly contemplated under Section 6, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantor and the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein.
     10. Release. By its acceptance of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that (1) neither the Guaranteed Party nor any of its subsidiaries or affiliates, and the Guaranteed Party agrees to the maximum extent permitted by law, none of its officers, directors, security holders or representatives has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Guarantor and each Non-Recourse Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub or any other person against the Guarantor or any Non-Recourse Party, or otherwise under any theory of law or equity (including by a claim to enforce the Equity Commitment Letters issued to the Parent in connection with the Merger Agreement) (the “Released Claims”), other than (x) claims against the Guarantor pursuant to this Limited Guarantee (subject to the limitations described herein) and (y) claims seeking to enforce this Limited Guarantee through a suit against Parent or Merger Sub for declaratory relief in connection with obtaining payment hereunder from the Guarantor as and to the extent provided below; and (2) recourse against the Guarantor under this Limited Guarantee (and subject to the limitations described herein), and such suit for declaratory relief, shall be the sole and exclusive remedy of the Guaranteed Party against the Guarantor and each Non-Recourse Party in connection with the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto. Notwithstanding anything herein to the contrary, in connection with the pursuit by the Guaranteed Party of a claim under this Limited Guarantee, the Guaranteed Party may pursue a declaratory judgment claim against Parent or Merger Sub to demonstrate that Parent or Merger Sub has failed to perform its obligations under the Merger Agreement and to establish

Exhibit 12
damages; provided, that such claim does not seek any other remedy (including damages) against Parent or Merger Sub, except damages with respect to Sections 7.17, 9.5(c) and 10.1 of the Merger Agreement. The Guaranteed Party acknowledges the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 10. This Section 10 shall survive termination of this Limited Guarantee.
     11. Governing Law. This Limited Guarantee shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each party to this Limited Guarantee hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Limited Guarantee shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guarantee, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding. The parties agree that any or all of them may file a copy of this Section 11 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Each party to this Limited Guarantee irrevocably consents to service of process in the manner provided for notices in Section 10.6 of the Merger Agreement. Nothing in this Limited Guarantee shall affect the right of any party to this Guarantee Agreement to serve process in any other manner permitted by law.
     12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     13. Counterparts. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
     14. Costs and Expenses. In the event that the Guarantor shall fail to pay (a) 42.238% of the Obligation if and when due pursuant to the terms hereof, such payment amount shall accrue interest for the period commencing on the date such payment amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate or (b) any payment amount when due pursuant to this Section 14, the Guarantor shall also pay to the Guaranteed Party all of the Guaranteed Party’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such payment amount.

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     15. Amendment; Entire Agreement. This Limited Guarantee may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supercedes all prior agreements and undertakings between the parties with respect to the subject matter hereof.
     16. Severability. (a) If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; and (b) upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that in the case of each of clause (a) and (b), that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 8, 9 and 10 and this Section 16.
     17. No Third Party Beneficiaries. Except as provided in Sections 9 and 10, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

ZAM HOLDINGS, L.P.
By:	Morton Holdings, Inc.,
its general partner

By:	/s/ Catherine O’Dwyer
	Name:	Catherine O’Dwyer
	Title:	Vice President and Treasuer
[Limited Guarantee Signature Page]

     IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

ALADDIN KNOWLEDGE SYSTEMS LTD.
By:	/s/ Yanki Margalit
	Name:	Yanki Margalit
	Title:	Chief Executive Officer

[Limited Guarantee Signature Page]

SCHEDULE A
1.	Vector Capital IV, L.P.

2.	HarbourVest Partners VIII-Buyout Fund L.P.

3.	HarbourVest Partners 2004 Direct Fund L.P.

4.	Valhalla Partners II, L.P.

5.	JP Morgan Chase Bank, N.A., as trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-[127]

6.	JP Morgan Chase Bank, N.A., as trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-[128]

7.	JP Morgan Chase Bank, N.A., as trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-[129]

8.	JP Morgan Chase Bank, N.A., as trustee for First Plaza Group Trust, solely for the benefit of Pool PMI-[130]

9.	Performance Equity Management LLC